Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET CAMBRIDGE, MA 02142	T: 617.491.9700 F: 617.621.0430 WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the Second
Quarter of 2006

CAMBRIDGE, MA — August 8, 2006 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, the Company reported a net loss of $12.6 million, compared with a net loss of $4.6 million for the same period last year.  For the six months ended June 30, 2006, the Company reported a net loss of $23.9 million compared with a net loss of $8.3 million in the same period of 2005.  At June 30, 2006, the Company held cash, cash equivalents, and marketable securities of $139.9 million, compared with $156.3 million at December 30, 2005.

“We continue build value in our product pipeline,” said Alan Crane, Chief Executive Officer of Momenta.  “In July, we achieved two significant milestones that reflect our efforts to capitalize on the significant potential of our technology.”

“First, we signed a profit-sharing collaboration  with Sandoz for the development and commercialization of four complex generic and follow-on protein product candidates, including two from Sandoz’ development pipeline,” continued Mr. Crane.  “We believe that Sandoz’ decision to partner with Momenta across a broad spectrum of products highlights the breadth of the application of our technology.”

“Second, we filed the investigational new drug application with the FDA for M118,” said Mr. Crane.  “M118 is our next-generation anticoagulant product that we have developed for stable angina and acute coronary syndromes which has the potential to provide improved therapy over currently available heparin products.  After the FDA allows the IND to become effective, we plan to begin dosing in the fall for the Phase I clinical trials.”

Revenue for the second quarter of 2006 was $5.4 million, compared to $3.4 million for the second quarter of 2005.  For the six months ended June 30, 2006, revenue was $7.9 million, compared to $6.8 million in the same period of 2005.  Revenue in all periods was earned under the Company’s 2003 collaborative agreement with Sandoz, an affiliate of Novartis AG, for M-Enoxaparin, a technology-enabled generic version of the low molecular weight heparin drug Lovenox®.

Research and development expenses for the second quarter of 2006 were $13.5 million, compared to $5.0 million for the same period in 2005.  For the six months ended June 30, 2006, research and development expenses were $22.9 million, compared to $9.9 million in the comparable period in 2005.  The increase in research and development expenses was primarily due to increased headcount-related expenses, including an increase in stock-based compensation, and increased M118 preclinical and other development program expenses.

General and administrative expenses for the second quarter of 2006 totaled $6.1 million, compared with $3.2 million for the same period in 2005.  For the six months ended June 30, 2006, general and administrative expenses were $12.1 million, compared to $5.8 million in the same period of 2005.  The increase in general and administrative expenses was primarily due to increased headcount-related expenses, including an increase in stock-based compensation, and increased professional fees.

Conference Call Information
Management will host a conference call on Tuesday, August 8, 2006 at 10:00 am EDT to provide an update on the Company and discuss second quarter results. To access the call, please dial 866-271-5140 (domestic) or 617-213-8893 (international) prior to the scheduled conference call time and provide the access code 93739519. A replay of the call will be available approximately two hours after the call and will be accessible through August 15, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 82360896.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through September 8, 2006.

About Momenta
Momenta Pharmaceuticals is a biotechnology company specializing in the detailed characterization and engineering of complex sugars.  Momenta is applying its technology to create technology-enabled generic versions of sugar-based and other complex drug products, develop improved versions of existing drugs, and discover novel drugs and new biological processes.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  In accordance with its 2003 collaboration with Sandoz, the generics business of Novartis AG, an ANDA was submitted to the FDA for M-Enoxaparin in August 2005.  Momenta has multiple technology-enabled generic products in its pipeline. Momenta’s first improved drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes.  The Company is developing other novel drug candidates through its discovery effort focused on understanding sugar-based biological processes.  Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements
Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses and cash position, including the second quarter of 2006, regulatory filings and current and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

	June 30, 2006	December 31, 2005
Assets
Cash and marketable securities	$139,852	$156,254
Restricted cash	1,778	1,778
Other assets	21,151	13,069
Total assets	$162,781	$171,101

Liabilities and Stockholders’ Equity
Current liabilities	$14,094	$7,739
Other liabilities	6,504	3,207
Stockholders’ equity	142,183	160,155
Total liabilities and stockholders’ equity	$162,781	$171,101

MOMENTA PHARMACEUTICALS, INC.
Unaudited Condensed Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Collaboration revenue	$5,397	$3,364	$7,904	$6,779
Operating expenses:
Research and development*	13,471	4,999	22,916	9,930
General and administrative*	6,094	3,231	12,061	5,771
Total operating expenses	19,565	8,230	34,977	15,701
Loss from operations	(14,168)	(4,866)	(27,073)	(8,922)
Other income, net	1,584	286	3,157	572
Net loss attributable to common stockholders	$(12,584)	$(4,580)	$(23,916)	$(8,350)
Basic and diluted net loss per share attributable to common stockholders	$(0.41)	$(0.18)	$(0.78)	$(0.33)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	30,532	25,116	30,488	24,992

*Includes stock-based compensation of the following:
Research and development	$1,382	$157	$2,144	$271
General and administrative	1,608	418	3,257	731
Total stock-based compensation	$2,990	$575	$5,401	$1,002

Contact:
Michael A. Lawless
Momenta Pharmaceuticals, Inc.
617-395-5189